Exhibit 99.1

I-many Press Release	Press Release

Company Contact

Kevin Harris

Chief Financial Officer

(732) 452-1515

Kharris@imany.com

I-many Releases Second-Quarter 2005 Results

EDISON, N.J., July 26, 2005—I-many, Inc. (NASDAQ:IMNY), a leading provider of advanced Enterprise Contract Management (ECM) solutions for managing corporate commitments, reported financial results for the second quarter 2005.

Net revenues for the second quarter totaled $8.4 million, a decrease of 6.4% versus $8.9 million reported in the first quarter of 2005 and an increase of 2.6% versus $8.2 million reported in the second quarter of 2004. License revenue of $1.5 million decreased 28.7% from $2.1 million in the first quarter of 2005 and increased 42.3% from $1.0 million in the second quarter of 2004. Service revenue of $6.9 million was equal to the service revenue recorded in the previous quarter and decreased 3.2% from $7.1 million in the second quarter of 2004.

The company also signed additional subscription deals in the quarter with an aggregate value over their expected terms of $3.8 million that are not reflected in current revenue. I-many’s total recognized revenue plus deferred subscription revenue of $12.1 million in Q2 marks the second time in three quarters that the company has topped $12 million of combined recognized and deferred/subscription revenue. I-many’s backlog of revenue from subscription licenses, which typically are for a term of 3 to 5 years and are not cancelable by the customer without cause, grew to $6.7 million at June 30, 2005.

GAAP loss for the second quarter of 2005 was $(0.05) per share, an improvement over the $(0.07) loss per share in the same quarter last year. On a pro forma basis, second quarter 2005 loss per share was $(0.04) versus a pro forma loss per share of $(0.03) in the second quarter 2004. Pro forma net income/(loss) per share differs from GAAP loss per share as it excludes impairment of goodwill and acquired intangible assets, amortization of acquired intangibles, depreciation expense, non-cash option and warrant charges, acquired in process research and development, terminated merger transaction costs and restructuring and other charges. A more detailed reconciliation of the differences between pro forma and GAAP results is included in the financial tables in this press release.

Quarter-end cash, restricted cash and short-term investments decreased to $19.1 million as of June 30, 2005 versus $19.2 million as of March 31, 2005 and $21.5 million as of December 31, 2004.

I-many CEO and President A. Leigh Powell commented, “The second quarter continued a strong trend of new client acquisitions and the closing of significant subscription and deferred revenue streams in addition to revenue recognized in the quarter. When I-many’s total recognized revenue is considered together with deferred subscription revenue, this quarter saw our second-highest revenue results in two and a half years.” Mr. Powell continued, “An important part of our strategy is to increase our base of predictable, recurring revenue, and in the second quarter we performed extremely well against this metric. In fact, the nearly $3.8 million of subscription revenue arrangements we signed in the quarter is higher than the total of deferred subscription revenue from the prior four quarters combined. At the end of the second quarter, on an annualized basis going forward, recurring quarterly revenue streams from maintenance, support and subscription licenses exceeded $14.4 million, an increase of more than 20% compared with full year 2004’s results. As we prepare for the launch of significant new products on our advanced Enterprise Contract Management Foundation (ECMF) in Q3 and Q4, I-many is well positioned to expand on these trends in the second half of 2005 and beyond.”

Transactions in the quarter included companies such as Proethic Pharmaceuticals, KV Pharmaceutical, Amylin Pharmaceuticals and Pliva Pharmaceuticals. Over the past three quarters including Q2 of 2005, I-many has acquired 19 new customers and executed 38 total software transactions. Other significant operating milestones achieved during the past quarter include:

-	The release of I-many/Validata and its certification by a large pharmaceutical customer;

-	The commitment of a significant life sciences customer to migrate to I-many’s next-generation technology platform, the Enterprise Contract Management Foundation (ECMF);

-	The release of ScoringManagerTM, part of the ContractAnalyticsTM group of products, on the ECMF platform; and

-	Significant progress toward the general release of ContractManager® version 4 and ComplianceManagerTM version 4 on the ECMF platform.

Regarding guidance, I-many is updating its prior outlook for revenue and expense and its cash goals to reflect the significant amount of subscription bookings that have been signed in 2005:

-	Recognized revenues of approximately $37 to $41 million. I-many is projecting additional deferred license and subscription bookings of $6 to 8 million in 2005 for a total of approximately $43 to $49 million of recognized revenue and deferred license and subscription revenue;

-	Total GAAP operating expenses, including cost of revenue, of approximately $43-44 million;

-	Total pro forma cash operating expense of approximately $40 to $42 million (pro forma cash operating expenses differ from GAAP operating expenses by excluding impairment of goodwill and acquired intangible assets, amortization of acquired intangibles, depreciation expense, non-cash option and warrant charges, in process research and development, terminated merger transactions costs and restructuring and other charges); and

-	Cash, restricted cash and short-term investments of $19-$21 million at year end.

Net revenues for the first half of 2005 totaled $17.3 million, a decrease of 11.7% versus $19.6 million reported in the first half of 2004. License revenue of $3.6 million decreased 40.2% from $5.9 million in the first half of 2004. Service revenue of $13.7 million increased slightly versus the $13.6 million reported in the first half of 2004. GAAP loss for the first half was $(0.09) per share versus $(0.11) in the first half of 2004. On a pro forma basis, first half 2005 earnings per share was $(0.06) versus a gain of $0.02 per share in the first half of 2004. Pro forma net income/(loss) per share differs from GAAP loss per share as it excludes impairment of goodwill and acquired intangible assets, amortization of acquired intangibles, depreciation expense, non-cash option and warrant charges, acquired in process research and development, terminated merger transaction costs and restructuring and other charges. A more detailed reconciliation of the differences between pro forma and GAAP results is included in the financial tables in this press release.

I-many will hold a conference call tomorrow, Wednesday, July 27th, 2005, at 10:00 a.m. Eastern Time. The call-in number is (866) 202-3048 or (617) 213-8843, passcode 96029238. The call is also being webcast and can be accessed at I-many’s web site at www.imany.com.

Use of Non-GAAP Financial Information

The Company supplements its GAAP financial statements with non-GAAP, or pro forma measures of operating results. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These adjusted results exclude certain costs, expenses, gains and losses, and we believe their exclusion can enhance an overall understanding of our past operational performance and also our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the operating performance of the Company as opposed to GAAP results, which may include non-recurring, infrequent or other non-cash charges associated with restructuring, amortization of purchased intangibles or impairment losses that are not material to the ongoing performance of the Company’s business. Company management uses these non-GAAP results as a basis for planning and forecasting core business activity in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

About I-many

I-many (NASDAQ:IMNY) delivers advanced Enterprise Contract Management solutions for managing corporate commitments. Designed to extend beyond the traditional contract management capabilities, I-many ContractSphere® offers an end-to-end solution, from pre-contract processes and contract management to transaction compliance. Ultimately, this provides companies with the visibility and control needed to manage any type of commitment – from contracts and obligations to payments and collections. The result is increased revenue, minimized risk and dramatically reduced operating costs, which deliver improved profitability with hard return on investment. More than 280 customers across 21 industries worldwide have implemented and realized the value of I-many business solutions. For more information, please visit www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include: the risk of unforeseen technical or practical impediments to planned software development, which could affect the Company’s product release timetable; the inherent risks of large software implementation projects, which can cause customer disagreements that could affect I-many’s ability to collect both services and license revenue, whether recognized or deferred; the possibility that customers could cancel maintenance and support services at the time of annual renewal, which could decrease I-many’s base of recurring revenue; the possibility that current economic conditions will not improve as anticipated or will deteriorate; the possibility that extraordinary events outside the Company’s control could extend the length of the sales cycle for the Company’s products or make the market for the Company’s products more unpredictable; the risk that the Company’s historical dependence on the healthcare market will continue; the risk that the Company will not be successful in opening new markets for its products; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission.

I-MANY, INC.

Consolidated Condensed Balance Sheets

(in thousands)

	June 30, 2005	December 31, 2004
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$18,412	$6,098
Restricted cash	41	161
Short-term investments and securities held for sale	0	14,610
Accounts receivable	7,591	9,964
Other current assets	1,223	518

Total current assets	27,267	31,351

Property and equipment, net	1,447	1,300
Restricted cash	646	663
Other assets	127	120
Acquired intangible assets, net	1,399	2,097
Goodwill	8,667	8,667

Total assets	$39,553	$44,198

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$5,541	$6,571
Current portion of deferred revenue	9,487	9,975
Capital lease obligations	41	160

Total current liabilities	15,069	16,706

Deferred revenue, net of current portion	252	275
Other long-term liabilities	1,157	1,347

Stockholders’ equity	23,075	25,870

Total liabilities and stockholders’ equity	$39,553	$44,198

I-MANY, INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Net Revenues:
Product	$1,480	$1,040	$3,557	$5,948
Services	6,886	7,115	13,743	13,637

Total net revenues	8,366	8,155	17,300	19,585

Cost of revenues	3,969	4,067	7,771	7,969

Gross profit	4,397	4,088	9,529	11,616

Operating expenses:
Sales and marketing	2,177	2,140	4,216	4,371
Research and development	2,886	2,610	5,932	6,120
General and administrative	1,149	1,188	2,293	2,853
Depreciation	207	220	387	431
Amortization of acquired intangible assets	343	378	698	709
In-process research and development	0	290	0	290
Restructuring and other charges	(6)	162	(33)	1,309

Total operating expenses	6,756	6,988	13,493	16,083

Loss from operations	(2,359)	(2,900)	(3,964)	(4,467)

Other income, net	41	29	72	60

Net loss	$(2,318)	$(2,871)	$(3,892)	$(4,407)

Basic and diluted net loss per common share	$(0.05)	$(0.07)	$(0.09)	$(0.11)

Weighted average dilutive shares outstanding	43,637	41,000	43,252	40,827

I-MANY, INC.

Reconciliation of GAAP Loss to Pro Forma Income (Loss)

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
GAAP net loss	$(2,318)	$(2,871)	$(3,892)	$(4,407)

Acquisition-related and other non-cash GAAP charges:
Amortization of acquired intangible assets	343	378	698	709
Depreciation expense	207	220	387	431
Non-cash option and warrant charges	8	580	109	2,443
In-process research and development	0	290	0	290
Selectica terminated merger transaction costs	64	0	107	0
Restructuring and other charges	(6)	162	(33)	1,309

Pro forma net income (loss)	$(1,702)	$(1,241)	$(2,624)	$775

Proforma net income (loss) per common share	$(0.04)	$(0.03)	$(0.06)	$0.02

Weighted average common shares outstanding	43,637	41,000	43,252	46,462

(1)	Pro forma amounts exclude charges for: impairment of goodwill and acquired intangible assets, amortization of acquired intangible assets, depreciation expense, non-cash option and warrant charges, in-process research and development, Selectica terminated merger transaction costs, and restructuring and other charges.